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                                                                    EXHIBIT 2(C)

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made this 28th day of September, 1995, by and among HERITAGE FINANCIAL SERVICES, INC., an Illinois corporation (hereinafter called "Buyer"), OLD KENT FINANCIAL CORPORATION, a Michigan corporation (hereinafter called "OKFC"), and OKFC's wholly-owned subsidiary OLD KENT-ILLINOIS, INC., a Delaware corporation (hereinafter called "Seller").

                              PRELIMINARY RECITALS

     1. Seller desires to sell and Buyer desires to purchase 100% of the stock of the First National Bank of Lockport, a national banking association located at 800 South State Street, Lockport, Illinois 60441 (the "Bank"). Such sale and purchase is hereinafter referred to as the "Acquisition".

     2. This Agreement provides for the Acquisition, records the representations and warranties made by Seller, OKFC and Buyer in connection with the Acquisition, sets forth certain covenants and agreements of the parties and sets forth other provisions relating to the Acquisition.

     3. Buyer is a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended. Buyer is also a public company subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     4. OKFC, a public company and a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended, is the sole stockholder of Seller which is in turn the sole stockholder of the Bank. OKFC and the Bank are "Affiliates" of Seller (as defined in Subsection 16.8.2). Buyer and OKFC exchanged letters dated July 13 and 20, 1995, respectively, regarding the Acquisition, which letters are superseded and replaced by this Agreement.

     5. OKFC is entering into this Agreement in order to provide certain representations, warranties, indemnities and covenants and to guarantee the performance of the representations, warranties, indemnities, covenants and other obligations of its subsidiary Seller under this Agreement.

     NOW, THEREFORE, the parties hereto AGREE as follows:

     1. PREAMBLE; PRELIMINARY RECITALS. The preamble and preliminary recitals set forth above are hereby incorporated in and made a part of this Agreement.

     2. PURCHASE AND SALE. In reliance upon the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), in consideration of the purchase price hereinafter set forth, Seller shall sell, transfer, convey and assign to Buyer 100% of the shares of stock of the Bank, so that Buyer shall receive all such shares, consisting in the aggregate of 116,799 shares of common capital stock, par value $5.00 per share, of the Bank, free and clear of any and all liens, claims, charges, encumbrances or clouds on title, of any kind or nature whatsoever (the "Bank Stock").

     3. PURCHASE PRICE.

          3.1 Subject to the terms and conditions of this Agreement, including, without limitation, subsection 3.2, the total purchase price for 100% of the Bank Stock shall equal $16,750,000, payable in cash by wire transfer of immediately available funds to an account designated by OKFC a reasonable time in advance; provided, that all Acquisition expenses of the Bank, Seller and OKFC, as provided in Subsection 6.2 below, including, without limitation, broker fees, legal, accounting, tax and any related shareholder costs, shall be paid by OKFC or Seller.

          3.2 The purchase price in subsection 3.1 above assumes that: (i) the Bank shall not have issued or repurchased any shares of stock or declared and/or paid any dividends or made any other distributions of
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     stockholders' equity from April 30, 1995 through the Closing Date (as hereinafter defined); and (ii) prior to the Closing Date, OKFC, Seller or an Affiliate has purchased the Bank's indirect auto loan portfolio for cash at book value, less unearned discount, as provided in Subsection 6.31.

     4. CLOSING.

          4.1 CLOSING AND CLOSING DATE. Unless otherwise agreed to in writing, the Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at the Law Offices of Joel S. Corwin, 150 S. Wacker Drive, Suite 500, Chicago, Illinois 60606, or at such other location as may be mutually agreed upon by Seller and Buyer, on a date (the "Closing Date") which is after all required regulatory approvals have been obtained and all applicable waiting periods have expired, as may be mutually agreed upon by Seller and Buyer. The deliveries below to be made at the Closing shall be considered to be made simultaneously.

          4.2 DELIVERIES BY SELLER, OKFC AND THE BANK AT CLOSING. At the Closing (unless another time is specifically stated), Seller, OKFC and the Bank shall deliver to Buyer the following:

             4.2.1 A certificate of good standing for the Bank, dated a date not more than seven days prior to the Closing Date, from the Comptroller of the Currency.

             4.2.2 Financial statements of the Bank as required by Subsection
        6.6 hereof.

             4.2.3 Certificates executed by the President (or a Vice President) and Secretary of each of Seller and OKFC to the effect that Seller's or OKFC's (as applicable) representations and warranties set forth in this Agreement are true and correct on the date of this Agreement and are true and correct in all material respects on and as of the Closing Date as if remade on and as of the Closing Date (except as to those representations and warranties made with respect to a specified date or event, which shall be certified as still being true and correct in all material respects as of such date or event) and that all covenants and agreements to be kept and performed by it from the date hereof to and including the Closing Date have been kept and performed in all material respects.

             4.2.4 The opinion of Warner Norcross & Judd LLP, counsel for Seller, OKFC and the Bank, dated the Closing Date in the form of Exhibit
        A. Exhibit A and all other lettered exhibits referred to in this Agreement are attached to, and by reference incorporated in and made a part of, this Agreement.

             4.2.5 Copies of the Articles of Association and By-Laws of the Bank, accompanied by a certificate of the President and the Cashier of the Bank to the effect that such Articles of Association and By-Laws are accurate and complete as of the Closing Date.

             4.2.6 Certified copies of resolutions adopted by the Board of Directors and sole stockholder of Seller and the Board of Directors of OKFC, in each case authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein.

             4.2.7 The covenants not to compete dated the Closing Date and signed on behalf of Seller and OKFC in the form of Exhibit B ("Noncompetition Agreements").

             4.2.8 Certificate or certificates for all the shares of Bank Stock, in each case duly endorsed, or with stock powers duly endorsed, for transfer to Buyer, all of which shares shall be free and clear of any and all liens, claims and encumbrances.

             4.2.9 The executed resignations of such officers and directors of the Bank as Buyer shall have requested at least 30 days prior to the Closing Date.

             4.2.10 If the merger of Seller into OKFC described in Subsection
        16.5.1 occurs prior to the Closing, a Certificate of Merger evidencing the merger and such other documents relating to such merger as may be reasonably requested by Buyer.

             4.2.11 Such other documents and instruments as may be reasonably requested by Buyer in order to close the Acquisition.

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          4.3 DELIVERIES BY BUYER AT CLOSING. At the Closing (unless another time is specifically stated), Buyer shall deliver to Seller:

             4.3.1 A certified copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein.

             4.3.2 Copy of the approval of the transaction contemplated herein which may have been received by Buyer from the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Chicago.

             4.3.3 A certificate executed by the President and Secretary of Buyer to the effect that its representations and warranties set forth in this Agreement are true and correct on the date of this Agreement and are true and correct in all material respects on and as of the Closing Date as if remade on and as of the Closing Date (except as to those representations and warranties made with respect to a specified date or event, which shall be certified as still being true and correct in all material respects as of such date or event) and that all covenants and agreements to be kept and performed by it from the date hereof to and including the Closing Date have been kept and performed in all material respects.

             4.3.4 The opinion of counsel for Buyer, dated the Closing Date, in the form of Exhibit C.

             4.3.5 Such other documents and instruments as may be reasonably requested by Seller in order to close the Acquisition.

          4.4 PRE-CLOSING; AVAILABILITY OF CLOSING DOCUMENTS. The form of documents proposed to be delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, local time, on the business day prior to the Closing Date (the "Pre-Closing Date") at a pre-closing (the "Pre-Closing") to be held at the Law Offices of Joel S. Corwin, 150 S. Wacker Drive, Suite 500, Chicago, Illinois 60606, or at such other location as may be mutually agreed upon by Seller and Buyer.

     5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer represents, warrants and covenants to Seller and OKFC as follows in this Section 5. Such representations, warranties and covenants shall be true and complete on the date hereof, shall be deemed made again on and as of the Pre-Closing Date and the Closing Date, and as so remade shall be true and complete in all material respects and shall survive the Closing hereunder as provided in Subsection 16.3.

          5.1 CORPORATE STATUS AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power to enter into and perform this Agreement.

          5.2 CORPORATE AUTHORIZATIONS. The directors of Buyer have taken all actions necessary to authorize the execution and delivery of this Agreement and consummation of the transactions provided for herein, and such execution, delivery and performance do not conflict with or violate Buyer's articles of incorporation or by-laws or any contract, agreement or other instrument to which Buyer is a party, or any judgment or decree to which Buyer is subject.

          5.3 COMMISSIONS, FEES AND EXPENSES. Buyer has not taken any action which would give rise to any claim against Seller or OKFC for a brokerage commission, finder's fee or other like payment as a result of this Agreement or the transactions contemplated herein. Buyer shall pay all its expenses in connection with this Agreement and the transactions contemplated herein.

          5.4 EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not create a conflict, result in a breach, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the charter or by-laws of Buyer, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any agreement,

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     contract or instrument to which Buyer is subject, where such conflict, breach, violation, default, acceleration or lien, singly or in combination, would have a material adverse effect on Buyer's ability to perform its obligations hereunder. This Agreement is legally binding on and enforceable against Buyer in accordance with its terms.

          5.5 DUE DILIGENCE. Buyer has not during its investigation prior to the date of this Agreement discovered any facts or circumstances which have caused it to conclude that a material breach of the representations and warranties in Section 6 has occurred.

          5.6 DISCLOSURE. No representation, warranty, covenant or other statement of Buyer made in this Agreement, or contained in any certificate, schedule or other document referred to herein or furnished to Seller or made available for inspection by it (or to be so furnished or made available for inspection) in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND OKFC. Seller and OKFC jointly and severally represent, warrant and covenant to Buyer as follows in this Section 6. Such representations, warranties and covenants shall be true and complete on the date hereof, shall be deemed made again on and as of the Pre-Closing Date and the Closing Date, and as so remade shall be true and complete in all material respects and shall survive the Closing hereunder as provided in Subsection 16.3.

          6.1 ORGANIZATION AND EXISTENCE OF THE BANK; SUBSIDIARY. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and to carry on its business substantially as it has been and is being conducted on the date of this Agreement. The Bank is duly authorized to conduct a general banking business and to exercise trust powers and is an insured bank as defined in the Federal Deposit Insurance Act. The character of the properties owned or leased by the Bank and the nature of the business transacted by it do not require that the Bank be qualified to do business in any other jurisdiction. The Bank has only one subsidiary, First Safe Deposit Company, which is a wholly owned subsidiary of the Bank, is a non-operating company organized under the laws of the State of Illinois and has no assets or liabilities.

          6.2 COMMISSIONS, FEES AND EXPENSES. None of Seller, OKFC nor the Bank has taken any action which would give rise to any claim against Buyer for a brokerage commission, finder's fee or other like payment as a result of this Agreement or the transactions contemplated herein. Each of Seller and OKFC shall pay all their respective expenses and the expenses of the Bank in connection with this Agreement and the transactions contemplated herein; and none of the expenses of Seller, OKFC and/or the Bank (including, but not limited to, broker fees, legal, accounting, tax, Bank employee severance and any related shareholder costs) incurred in connection with or as a result of the sale of the Bank and/or the preparation or consummation of this Agreement or the transactions contemplated herein shall be or shall have been charged to, payable by or paid by the Bank or all such expenses shall be deducted from the purchase price otherwise payable by Buyer.

          6.3 CAPITALIZATION; DIVIDENDS.

             6.3.1 The Bank has authorized capital of 116,799 shares of common capital stock, par value $5 per share, and no others, all of which shares are issued and outstanding. All of the issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable, except as provided in Section 55 of the National Bank Act, 12 USC sec.55. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating the Bank to issue any additional shares of the Bank's capital stock, nor are there securities, debts, obligations or rights outstanding which are convertible into shares of the Bank.

             6.3.2 The Board of Directors of the Bank has not authorized or declared any dividend which has not been paid. From and after April 30, 1995 the Bank has not issued or repurchased any shares

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        of stock or declared and/or paid any dividends or made any other distributions of stockholders' equity.

        6.4  STOCK OWNERSHIP; RIGHT TO TRANSFER FREE OF ENCUMBRANCES; VOTING
             RIGHTS

             6.4.1 Seller owns and holds of record 116,799 shares of Bank Stock, which amounts to 100% of the stock of the Bank. On the Closing Date, assuming Buyer's receipt of regulatory approval, Seller shall have the absolute right, power and authority to sell and to transfer all of the shares of Bank Stock attributed to it in this Subsection 6.4.1 free and clear of any liens, mortgages, encumbrances, pledges, charges, lawsuits, injunctions or other orders, judgments, restrictions or agreements of any kind or character whatsoever which could in any manner affect the title of Seller to said shares or prevent the legal and lien-free sale and transfer of same.

             6.4.2 No lien under any provision of the Internal Revenue Code or other laws of the United States, or of any State, has been filed, and Seller has no notice, knowledge or information concerning any pending or threatened lien, charge, claim or assessment, which might in any respect affect Seller's title to the Bank Stock or the right of Seller to sell or transfer the same, and upon delivery of the Bank Stock to Buyer on the Closing Date, valid title to the Bank Stock and the unencumbered right to vote such shares, subject to no voting trust, proxy, power of attorney or other agreement with respect to voting of such shares, will pass to Buyer free and clear of any and all liens, claims, charges and encumbrances.

        6.5 THIRD-PARTY CLAIMS. There is no investigation, action, arbitration, suit, proceeding or claim, pending or, to Seller's or OKFC's knowledge, threatened, against Seller, OKFC or the Bank which could have a material adverse effect on the consummation of the Acquisition, the performance of Seller's and/or OKFC's obligations hereunder, or on the aggregate value of the Bank Stock being purchased, before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

          6.6 FINANCIAL STATEMENTS AND ANALYSES.

             6.6.1 (a) Seller has delivered to Buyer and included in the Disclosure Schedule (separately identified by the parties as referred to in this Agreement) true and complete copies of balance sheets and statements of income, statements of nonperforming assets, and analyses of the allowance for loan losses, of the Bank as of and for the periods ended December 31, 1994, May 31, 1995 ("Interim Date") and August 31, 1995. Such financial statements and analyses, as delivered to Buyer, are in accordance with the books and records of the Bank and present fairly the financial condition of the Bank as of the dates of such balance sheets and the results of operations for the periods then ended, all in accordance with generally accepted accounting principles, except as specifically disclosed in the Disclosure Schedule.

             (b) At least five (5) days prior to the Closing Date, Seller shall furnish Buyer with a balance sheet and statement of nonperforming assets of the Bank as of the most recent month end preceding the Closing Date and a statement of income, statement of changes in stockholders' equity and an analysis of the allowance for loan losses for the period January 1, 1995 to and including the date of the balance sheet. Such financial statements and analysis, as delivered to Buyer, shall be in accordance with the books and records of the Bank and present fairly the financial condition of the Bank as of the date of such balance sheet and the results of operation for the period then ended, all in accordance with generally accepted accounting principles, applied consistently with those used in the preparation of the financial statements referred to in Subsection 6.6.1(a) above.

             6.6.2 (a) Seller has delivered to Buyer and included in the Disclosure Schedule true and complete copies of the Bank's Call Reports as of and for the periods ended December 31, 1993 and 1994, and March 31 and June 30, 1995, all as filed with the Federal Deposit Insurance Corporation ("FDIC"). Such reports are in accordance with the books and records of the Bank and present fairly the financial condition of the Bank as of the dates of such balance sheets and the results of operations for the periods then ended, all in conformity with applicable regulatory accounting

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        principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

             (b) At least five (5) days (and not more than 20 days) prior to the Closing Date, Seller shall furnish Buyer with true and complete copies of the Bank's most recent Call Report filed with the FDIC. Such reports are in accordance with the books and records of the Bank and present fairly the financial condition of the Bank as of the date of such balance sheet and the results of operation for the period then ended, all in conformity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

          6.7 UNDISCLOSED LIABILITIES; CHANGES. As of the date of this Agreement, except as specifically disclosed in the Disclosure Schedule and except for the liabilities reflected in the balance sheet as of the Interim Date delivered to Buyer, the Bank has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise. Since the Interim Date to and including the date of this Agreement, there has not been any material adverse change in the assets, liabilities, earnings or net worth of the Bank and the Bank has conducted its business only in the ordinary and regular course. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of the Bank for reasons specific to the Bank and not applicable to the banking industry in general.

          6.8 TITLE TO PROPERTIES. The Bank is the owner of, and has good and marketable title to, all the property and assets reported on its balance sheet as of the Interim Date and thereafter acquired, free and clear of all mortgages, liens, pledges, charges or encumbrances (collectively "Liens"), except for: (i) pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business; (ii) properties, interests and assets sold or otherwise disposed of subsequent to the Interim Date in the ordinary course of business; and (iii) Liens, if any, shown in the Disclosure Schedule. The Bank owns all real estate that it occupies. Exhibit D contains (a) accurate common and legal descriptions of all real estate owned by the Bank; and (b) an accurate description of the Bank's title to such real estate. None of the Bank's real estate (as described in Exhibit D) is subject to any condition, restriction or zoning ordinance preventing or restricting the use thereof for the business presently carried on or proposed to be carried on there by the Bank. Except as shown in the Disclosure Schedule, none of Seller, OKFC nor the Bank has received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations or property of the Bank; and to the best of the knowledge of Seller and OKFC no such violation presently exists and all buildings or other structures owned or used by the Bank conform to all applicable ordinances, codes and regulations.

          6.9 BANK EXAMINATIONS.

             6.9.1 The last compliance report and report of examination of the Bank by the Comptroller of the Currency were as of December 19, 1992 and December 31, 1994, respectively; Seller has caused the Bank to make available to Buyer true and complete copies of the compliance report and the report of examination.

             6.9.2 The last Comptroller of the Currency examinations of the Bank's trust operations and its Community Reinvestment Act compliance were as of May 15, 1995 and December 31, 1992, respectively; Seller has caused the Bank to make available to Buyer true and complete copies of the reports of such examinations.

             6.9.3 Except as shown on the Disclosure Schedule, all violations of any law or regulation disclosed in any of the reports referred to in this Subsection 6.9 have been remedied and corrected, and to the knowledge of Seller and OKFC, the Bank is not in material violation of any law or regulation relating to its properties or operation.

          6.10 GOVERNMENTAL REGULATION. The Bank holds all material licenses, certificates, permits, franchises, insurance and rights, including without limitation, FDIC insurance, from all appropriate federal, state or other public authorities necessary for the conduct of its business; and, between the date

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     hereof and the Closing Date, inclusive, the Bank shall maintain all such licenses, certificates, permits, franchises, insurance and rights. Except as shown in the Disclosure Schedule, to the best of Seller's and OKFC's knowledge, the Bank has conducted its business so as to comply in all material respects with all material applicable federal, state and local statutes, regulations, ordinances or rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, truth-in-savings, insider loans, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices and fair labor standards.

          6.11 SECURITIES. Except as shown in the Disclosure Schedule, (a) all securities held by the Bank are rated at least A by both Moodys and Standard & Poors, (b) none of the securities held by the Bank is pledged and (c) none of the securities held by the Bank has been sold under agreements to repurchase.

          6.12 CHARTER, BY-LAWS AND MINUTE BOOKS. Seller has delivered to Buyer true and correct copies of the charter and by-laws of the Bank, all as amended to the date hereof. Seller and the Bank have also made available at the Bank the minute books of the Bank for examination by Buyer or Buyer's counsel. The minute books of the Bank contain records of all meetings of the Board of Directors and stockholders of the Bank since May 1, 1994. Neither Seller nor OKFC has any reason to believe that the minute books of the Bank do not contain records of all meetings of the Board of Directors and stockholders of the Bank since its date of organization.

          6.13 BANK ACCOUNTS. The Bank maintains with other banks the bank accounts listed for it on the Disclosure Schedule and no others.

          6.14 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof, to and including the Closing Date, and except as required by this Agreement or consented to by Buyer in writing or as both (i) previously committed to and (ii) specifically described in the Disclosure Schedule, Seller shall cause the Bank to: (a) maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted; (b) maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied; (c) substantially comply with all laws applicable to the conduct of its business; (d) conduct its business only in the usual, regular and ordinary course consistent with sound banking practice, and not make any purchase or sale or introduce any method of management or operation in respect to such business or property, except in a manner consistent with sound banking practice; (e) make no change in its charter or by-laws; (f) maintain and keep in full force and effect all fire and other insurance on property and assets, all directors and officers, bankers blanket bond, liability, casualty and other insurance, and all bonds on personnel, presently carried by it; (g) not sell, mortgage, subject to lien, pledge or encumber or otherwise dispose of any of its property and assets otherwise than in the ordinary course of business (other than the Bank's sale of its indirect auto loan portfolio at book value, less unearned discount, to OKFC, Seller or an Affiliate); (h) not redeem or otherwise acquire or agree to redeem or otherwise acquire any of its capital stock; (i) not authorize any additional shares of stock, not make any change in the number of shares of its capital stock issued and outstanding, and not grant any option or commitment relating to its capital stock; (j) use its best efforts to preserve its business organization intact, to keep available the services of the Bank's present officers and employees and to preserve the good will of its customers and others having business relations with it; (k) not enter into any employment agreement, not appoint or elect any directors or officers of the Bank who do not, as of the date of this Agreement, hold such positions with the Bank, and not increase the compensation of any present officer or director of the Bank;
     (l) not declare and/or pay any dividends, nor make any other distribution of stockholders' equity or otherwise in respect of any shares of its capital stock; (m) not make any borrowings except in the ordinary course of business (indebtedness maturing more than one year after its creation, other than certificates of deposit normally issued by the Bank, is not for the purpose of this Agreement considered as being in the "ordinary course"); (n) not enter into any transaction of any kind whatsoever, including, without limitation, loans or commitments for loans, with any of the individuals or entities referred to in Subsection 6.19 hereof except in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and not involving more than a normal risk of collectability; (o) maintain the Bank's reserve for loan losses at a level

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     adequate to provide for known and potential risks inherent in the loan portfolio; (p) not grant any powers of attorney or enter into any other agreement authorizing any person to act as agent of the Bank, except with respect to representation by lawyers incident to the ordinary course of its business; (q) not make any new loan or renew or rewrite any existing loan in the principal amount of $100,000 or more; (r) not purchase or sell any investment security; (s) not materially change the terms, service charges or interest rates offered on deposit accounts; (t) not accept or renew any certificate of deposit at a rate .50% (50 basis points) greater than the rates currently offered by the Bank for the same term; (u) not enter into or renew any lease or purchase any furniture or equipment or enter into any contract to construct, repair or remodel the Bank's premises; (v) without first consulting with Buyer, not renew or enter into any new license, service or maintenance agreement which is not terminable upon 30 days notice without penalty; (w) not sell or otherwise transfer to Seller, any Affiliate or other Financial Services Organizations (as defined in subsection 6.29 below) all or a portion of the Bank's customer database (list of the Bank's loan, deposit and other customers and related information); and (x) not enter into any other transactions other than in the ordinary course of business. The Bank's costs, if any, for the foregoing shall not be considered "expenses of the Bank in connection with this Agreement" as provided in Subsection 6.2.

          For purposes of the Bank's obtaining the required written consent pursuant to this Subsection 6.14, the Bank may send a written notice to Buyer by fax to the attention of Frederick J. Sampias (fax 708-532-8926) and Paul A. Eckroth (fax 708-636-2183) describing the matter for which consent is requested. Buyer shall promptly notify the Bank of its decision regarding the Bank's proposed action by acknowledging and returning the notice by fax. Buyer's consent shall be deemed to have been given to any requested action if no written response is received by the Bank (i) by 5:00 p.m. on any business day if Buyer received the Bank's request by 12:00 noon on that business day; or (ii) by 12:00 noon on any business day if Buyer received the Bank's request by 5:00 p.m. on the preceding business day, in each case only if either of the above individuals was present on such day.

          6.15 TAXES. OKFC, Seller and/or the Bank have filed all federal, state and local income, withholding, excise, sales, property and other tax returns or reports required to be filed. The Bank has paid all taxes due from it or for which it is liable for periods covered by such returns or reports. Except as shown in the Disclosure Schedule, there are included in the financial statements of the Bank referred to in Subsection 6.6 hereof adequate current and deferred reserves for the payment of all accrued but unpaid taxes, including interest and penalties (if any), whether or not disputed, for the periods then ended and all fiscal years prior thereto. There are no unexpired waivers by the Bank of the statutes of limitations in effect with respect to any taxes. Neither the Bank nor Seller, OKFC or another Affiliate on behalf of the Bank, has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and/or collection of any tax and is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes. No claim for assessment or collection of taxes has been asserted against the Bank. Except for 1995 taxes not yet due, neither Seller nor OKFC has any knowledge of any unpaid taxes which are or could become a lien on the properties and assets of the Bank. Except as shown in the Disclosure Schedule, all tax liabilities and net operating losses for income tax purposes of the Bank have been properly accounted for and computed and entered in the Bank's financial statements and in Seller's or OKFC's tax returns.

          6.16 LITIGATION; VIOLATION OF LAWS. Except as shown in the Disclosure Schedule, there are no legal, administrative or other proceedings, investigations, judgments, injunctions, cease and desist orders or claims (or to Seller's or OKFC's knowledge inquiries), pending, outstanding, threatened or recommended, against or related to the Bank or any of its properties, assets or business or the transactions contemplated by this Agreement, and neither Seller nor OKFC knows or has reasonable grounds to know of any basis for any such proceedings, investigations, inquiries, claims, judgments, injunctions or cease and desist orders. Except as shown in the Disclosure Schedule, the Bank has not entered into any cease and desist orders, memoranda of agreement or understanding or other agreements with any banking or other regulatory authorities relating to the operations or condition of the Bank or the disposition of any of its assets. The Bank is not in violation of any statutes or regulations applicable to the conduct of its business, the violation of which would have a material adverse effect on the Bank's business. The Bank has not received notification from any agency or department of federal, state or local government (1) asserting a violation of any such statute or regulation, (2) threatening to revoke any license, franchise, permit or government authorization or (3) restricting or in any way limiting its operations.

          6.17 BANK CONTRACTS; LETTERS OF CREDIT; COMMITMENTS; LOANS.

             6.17.1 Except as shown in the Disclosure Schedule, the Bank has no contracts, agreements, instruments, commitments, understandings, plans or arrangements to which the Bank is a party or by which it or any of its property is bound, whether or not made in the ordinary course of business, including, without limitation, leases, employment contracts, bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plans or arrangements, but excluding loans, lines of credit, loan commitments and letters of credit, from the Bank.

             6.17.2 Except as shown in the Disclosure Schedule, the Bank has not issued, nor is it bound by or committed at any time or on the happening of any event to pay on, any letter or letters of credit.

             6.17.3 Except as shown in the Disclosure Schedule, the Bank has not issued any loan commitments or otherwise committed to loan funds.

             6.17.4 Except as shown in the Disclosure Schedule, the Bank has made no loans to others nor issued or authorized any lines of credit.

             6.17.5 Except for defaults specifically described in the Disclosure Schedule, neither the Bank nor any other party is in substantial default under any of the items referred to in this Subsection 6.17, and no claim of any such default has been made. The Bank is not liable as a guarantor, surety or endorser on any contract or obligation of any other person or other legal entity.

          6.18 INSURANCE. The Bank has customary insurance coverage and fidelity bonds on its assets and employees and against public and other liability, as shown on the Disclosure Schedule, adequate to cover any loss, replacement or liabilities, subject to the deductibles as indicated on the Disclosure Schedule.

          6.19 CONFLICTS OF INTEREST. Except as shown in the Disclosure Schedule, neither Seller nor OKFC nor any officer or director of either of them or of the Bank (i) owns 10% or more of any class of securities of, or has an equity interest of 10% or more in, any firm, corporation or other entity which has any significant business relationship (other than as a depositor of $25,000 or less at any one time or as a borrower of $1,000 or less) with the Bank, (ii) owns, or has any significant interest (other than as a depositor of $25,000 or less at any one time or as a borrower of $1,000 or less) in, any right, property or asset of a value of more than $1,000 which is utilized or required by the Bank in connection with owning or operating its properties or assets, or carrying on or conducting its business or affairs or (iii) has any other significant business relationship (other than as a depositor of $25,000 or less at any one time or as a borrower of $1,000 or less) with the Bank. Except as shown in the Disclosure Schedule, to Seller's or OKFC's knowledge, none of Seller, OKFC or any other Affiliate and no Bank officer or director or relative thereof (first cousins or closer) has any of the ownership interests or relationships referred to in the preceding sentence. The names and addresses of each officer and director of the Bank, together with the current compensation paid to each officer and director of the Bank, are set forth in the Disclosure Schedule. All outstanding loans and extensions of credit made by the Bank to any person or entity so named or, to Seller's or OKFC's knowledge, any relative of any such person not more remote than first cousin: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and (iii) did not involve more than a normal risk of collectability. The Disclosure Schedule sets forth all such loans and extensions of credit together with any outstanding commitments, whether written or oral, to lend any funds to any such persons.

          6.20 FIDUCIARY RESPONSIBILITIES. Except as set forth in the report of trust examination listed in subsection 6.9.2, to the best of the knowledge of Seller and OKFC, the Bank has performed all of its duties, if any, in its capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards.

          6.21 POWERS OF ATTORNEY. Except with respect to representation by lawyers incident to the ordinary course of its business, there are no outstanding powers of attorney, or any other agreements authorizing any person to act as agent, of the Bank.

          6.22 CERTAIN LOANS. All loan charge-offs required or recommended by any state or federal regulatory authority in any of the reports listed in subsection 6.9 have been made. All transfers of loans to a non-performing loan category required by any state or federal regulatory authority have been made, and included in the Disclosure Schedule is a list of all of the Bank's non-performing loans.

          6.23 COMMUNICATIONS WITH OTHERS. None of Seller, OKFC and the Bank nor any of such entities' directors or officers, shall, from and after the date of this Agreement so long as this Agreement is in effect, directly or indirectly, negotiate, deal with or communicate with any other potential purchaser or acquirer of or for the sale or acquisition of shares of the Bank, nor, during such period, will any of Seller, OKFC, the Bank or such directors or officers consider, accept, solicit or encourage any proposal with respect thereto, and none of Seller, OKFC, the Bank nor such directors or officers has taken any such action since July 13, 1995; provided, if the transaction contemplated by this Agreement cannot be consummated because of Buyer's breach of this Agreement or because necessary regulatory approval is finally denied despite the best efforts of the parties, then, in any such case any or all of Seller, OKFC, the Bank and such directors and officers may immediately negotiate or otherwise deal with any other potential purchaser or acquirer.

          6.24 PENSION AND PROFIT SHARING PLANS.

             6.24.1 (a) Included in the Disclosure Schedule is a list of each "employee benefit plan" (as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employment agreement and each other employee relations or benefit plan, policy, program, practice, agreement or arrangement sponsored, maintained or contributed to by the Bank, Seller or OKFC, and under which any current or former employee of the Bank participates or a beneficiary of a current or former employee of the Bank is entitled to any benefit (all of the foregoing, collectively the "Plans" and individually a "Plan").

             (b) Except as described in the Disclosure Schedule, each such Plan which is an "employee pension benefit plan" (as such term is defined under ERISA Section 3(2)) intended to qualify under the Internal Revenue Code of 1986, as amended (the "Code"), so qualifies and has received a favorable determination letter as to its qualification, which letter includes those provisions or changes required under the Tax Reform Act of 1986.

             (c) Other than the Plans described in subparagraph (a), none of the Bank, Seller and OKFC maintains any other qualified or nonqualified retirement plan(s) for the benefit of the Bank's employees. Except as shown in the Disclosure Schedule, none of the Bank, Seller and OKFC has previously maintained any other qualified or nonqualified retirement plan(s) for the benefit of the Bank's employees. None of the Bank, Seller and OKFC has ever been and none is now a contributing employer in a multi-employer pension plan, and the benefits provided by the aforesaid Plans are not subject to the terms of any collective bargaining agreement.

             (d) There are no claims, actions, suits or requests for arbitration or mediation pending against any Plan listed on the Disclosure Schedule, or against Seller, OKFC or the Bank with respect to any such Plan, other than routine claims for benefits in the ordinary course of administration.

             6.24.2 As stated in the Disclosure Schedule, Seller (but not the
        Bank) maintains a defined contribution plan and trust previously maintained by Edgemark Financial Corporation (the "Edgemark Plan"), which is one of the Plans referred to above. Seller has terminated the Edgemark Plan and will distribute its full benefits prior to the Closing Date in accordance with the Edgemark Plan's provisions, and in compliance with all applicable laws and regulations. Neither the Bank nor

        Buyer shall assume any administrative, financial, reporting (including tax reporting) or other responsibility with respect to the Edgemark Plan or its termination, and Seller shall retain all such responsibilities and obligations as if the Acquisition had not taken place.

             6.24.3 With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2) and 3(3) of ERISA, maintained by Seller, OKFC, any other Affiliate and/or the Bank wholly or partially for the benefit of the Bank and/or its employees or to which any of such entities has made payments or contributions on behalf of the employees of the Bank prior to Closing (each referred to as an "Employee Benefit Plan"):

                (a) Seller, OKFC and the Bank, each Employee Benefit Plan and all trusts created thereunder are in substantial compliance with ERISA, including Sections 601-608 concerning continuation of health care coverage, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

                (b) Seller, OKFC and the Bank, and each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Code, including Section 4980B concerning continuation of health care coverage, or any other federal or state law requiring the provision or continuance of health or medical benefits.

                (c) Seller, OKFC and the Bank and each defined benefit pension plan and trust sponsored by any or all of them has complied in all material respects with all applicable laws and regulations with respect to the Pension Benefit Guaranty Corporation ("PBGC"), including the timely payment of all required insurance premiums.

                (d) No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Code and in Sections 406, 407 and 408 of ERISA.

                (e) No Employee Benefit Plan which is a qualified plan under
           Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust subsequent to June 30, 1974, except in compliance with notice and disclosure to the Internal Revenue Service ("IRS") and the PBGC, where applicable, as required by the Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC. Further, there has been no "reportable event," as such term is defined under Title IV of ERISA.

                (f) No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) or 4001(a)(3) of ERISA.

                (g) No Employee Benefit Plan in effect as of August 1, 1995, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, except for the one Plan specifically referred to as such in the Disclosure Schedule.

                (h) Seller, OKFC and the Bank have made when due all contributions required under any Employee Benefit Plan, under applicable laws and regulations and otherwise, and each has paid all insurance and annuity premiums with respect to any or all Employee Benefit Plans when due. Except as specifically provided in the Disclosure Schedule, the Bank owes no amounts to Seller, OKFC, any Plan administrator or any other person with respect to any Employee Benefit Plan. All contributions due with respect to any Employee Benefit Plan for the plan year ended December 31, 1994 and prior years and for the first two fiscal quarters of 1995 have been timely made in full by the Bank, and the estimated contributions due for the remainder of 1995 are set forth in the Disclosure Schedule.

                (i) There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from Seller, OKFC or the Bank which have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

                (j) No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived). Further, the value of the assets of each defined benefit pension plan referred to in the Disclosure
           Schedule is not exceeded by the present value of all accrued vested benefits under such plan by more than $50,000.

                (k) Seller and/or OKFC have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would presently be material to the financial condition, net income, business, properties, operations, or prospects of the Bank.

                (l) The Bank has no filing obligations pertaining to any Employee Benefit Plan.

             6.24.4 Buyer's and Bank's remedies for any breach of Subsections 6.24.3(a)-(l) shall include all legal and equitable remedies, including without limitation indemnification, but shall not include termination of this Agreement.

          6.25 ENVIRONMENTAL MATTERS.

             6.25.1 For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9601 et seq. ("CERCLA") and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

             6.25.2 For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality;
        (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

             6.25.3 To OKFC's and Seller's knowledge, except as specifically described in the Disclosure Schedule, with respect to: (i) the real estate owned or leased by the Bank and used in the conduct of its business; (ii) other real estate owned by the Bank; (iii) real estate held and administered in trust by the Bank; and (iv) any real estate formerly owned or leased by the Bank or any subsidiary of the Bank (for purposes of this Section, properties described in any of (i) through
        (iv) are collectively referred to as "Premises"):

                (a) None of the Premises is constructed of, or contains as a component part, any material which (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any substance, whether gaseous, liquid, or solid, that is a

           Hazardous Substance or is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the Premises. Without limiting the generality of this Section, the Premises are, and during all applicable limitation periods have been, free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

                (b) No part of the Premises has been used for the generation, manufacture, handling, storage, disposal, or management of Hazardous Substances, other than small quantities of commonly available janitorial and cleaning supplies which do not require reporting under any Environmental Law.

                (c) The Premises do not contain, and have never contained, any underground storage tanks.

                (d) The Premises do not contain and are not contaminated by any Hazardous Substance from any source at a level which would warrant the imposition of clean-up liability under any Environmental Law.

                (e) There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving the Bank or any subsidiary of the Bank pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. There is no factual basis for any of the foregoing. Without limiting the generality of this Section, there is no basis for any claim against or involving the Bank or any subsidiary of the Bank, or any of their respective properties or assets, under Section 107 of CERCLA or any similar provision of any other Environmental Law.

             6.25.4 To OKFC's and Seller's knowledge, with respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted:

                (a) The Bank and each of its subsidiaries has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Disclosure Schedule), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

                (b) No such property contains or is contaminated by any Hazardous Substance from any source at a level which would warrant the imposition of clean-up liability under any Environmental Law.

             6.25.5 OKFC and/or Seller previously engaged an environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the Bank's and its subsidiaries' business. OKFC and Seller have supplied Buyer with a copy of the consultant's report of such environmental assessments dated December 23, 1993 (the "Report"), as described in the Disclosure Schedule. Except as expressly stated in the Report, no environmental conditions were found, suspected, or would tend to be indicated by the Report which are contrary to the representations and warranties set forth in the other subsections of this Subsection 6.25 (such conditions hereinafter "Conditions"). As a result, no follow-up to the Phase I assessment and no post-Phase I assessments were ordered or performed. Neither OKFC nor Seller has any reason to believe that (i) the matters subject to the environmental assessment which was the basis for the Report have materially changed since the date of the assessment or (ii) any Conditions have arisen subsequent to such date. Buyer acknowledges that it is free to obtain a Phase I assessment at its expense.

          6.26 CORPORATE STATUS AND POWER. OKFC and Seller are corporations duly organized, validly existing and in good standing under the laws of the States of Michigan and Delaware, respectively, and Seller is duly qualified to transact business in, and is in good standing under the laws of, the State of Illinois. Each of OKFC and Seller has full corporate power to enter into and perform this Agreement.

          6.27 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Seller and its sole stockholder, which comprises all necessary corporate action on the part of Seller and OKFC, and this Agreement is the valid and binding obligation of Seller and OKFC. OKFC is the sole stockholder of Seller.

          6.28 EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery and performance of this Agreement by Seller and OKFC and the consummation of the transactions contemplated hereby, will not create a conflict, result in a breach, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the charter or by-laws of Seller or OKFC, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Seller or OKFC is subject, where such conflict, breach, violation, default, acceleration or lien, singly or in combination, would have a material adverse effect on Seller's or OKFC's ability to perform its obligations hereunder. This Agreement is legally binding on and enforceable against both OKFC and Seller in accordance with its terms.

          6.29 CUSTOMER LISTS. Except as shown in the Disclosure Schedule, none of the Bank, Seller, OKFC or any other Affiliate (as defined in Subsection
     16.8.2 below) has used for any purposes other than those of the Bank or has sold or otherwise transferred to or made available to banks, savings and loans/thrifts, credit card issuing companies, trust companies or mortgage companies or holding companies for any of the foregoing (collectively, "Financial Services Organizations") all or a portion of the Bank's customer database.

          6.30 BUSINESS AT THE REAL ESTATE. Except for the tenant described in the Disclosure Schedule, since May 1, 1994, the Bank is the only entity which has done business at or from the Real Estate.

          6.31 SALE OF AUTO LOAN PORTFOLIO. Prior to the Closing Date, OKFC, Seller or an Affiliate shall have purchased the Bank's indirect auto loan portfolio (including delinquent loans and repossessed collateral) for cash at book value, less unearned discount.

          6.32 DUE DILIGENCE. Neither Seller nor OKFC has during either's investigation prior to the date of this Agreement discovered any facts or circumstances which have caused it to conclude that a material breach of the representations and warranties in Section 5 has occurred.

          6.33 MISCELLANEOUS. Excluding daily discrepancies in miscellaneous balancing accounts which are not extraordinary, to the best of the knowledge of Seller and OKFC, except as specifically described in the Disclosure Schedule, there has been no theft, embezzlement, or conversion of funds of the Bank or any application of funds of the Bank for any purpose other than a lawful banking purpose. The books and records of the Bank have been and are maintained in accordance with generally accepted accounting principles applied on a consistent basis.

          6.34 DISCLOSURE. No representation, warranty, covenant or other statement of Seller, OKFC or the Bank made in this Agreement, or contained in any certificate, schedule or other document referred to herein or furnished to Buyer or made available for inspection by it (or to be so furnished or made available for inspection) in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     7. DESTRUCTION OR IMPAIRMENT OF PROPERTIES; WARRANTIES.

          7.1 DESTRUCTION OR IMPAIRMENT OF PROPERTIES. If on or prior to the Closing Date any of the tangible properties or assets of the Bank shall be destroyed, damaged, or lost, or their use or capacity impaired, from whatever cause and regardless of fault or negligence, in a replacement value of $50,000 or more, and if the loss is not fully insured over a deductible of $5,000, then: (a) Seller shall promptly give written notice thereof to Buyer; and (b) Buyer, without any liability to Seller, OKFC or the Bank hereunder, may in its discretion choose not to conclude the transactions provided for in this Agreement and may terminate this Agreement by giving written notice to Seller on or before the date 30 days after Buyer receives written notice of such occurrence from Seller.

          7.2 WARRANTIES. Anything contained in this Agreement to the contrary notwithstanding, irrespective of any inspection, examination or inquiry which Buyer may make or perform, the representations, warranties, agreements, and covenants of Seller and OKFC contained in this Agreement shall remain in full force and effect as provided in Subsection 16.3.

     8. CONDUCT OF THE PARTIES PRIOR TO AND AFTER CLOSING.

          8.1 COVENANTS OF BUYER. Buyer hereby covenants with Seller and OKFC that Buyer will do the following or cause the following to occur:

             8.1.1 REGULATORY APPLICATION. Buyer shall: (i) as soon as is practicable, file an application on Form Y-3 with the Board of Governors of the Federal Reserve Bank of Chicago or the Federal Reserve System (the "Federal Reserve") seeking the Federal Reserve's approval of the transactions contemplated by this Agreement; (ii) provide OKFC with a copy of such application in advance of filing; (iii) use reasonable efforts to respond as promptly as practicable to all inquiries received from the Federal Reserve for additional information; (iv) request confidential treatment for information which OKFC requests in writing be so treated (although such confidential treatment may be rejected by the Federal Reserve so that such information will be publicly available); and (v) keep OKFC informed of the status of the application.

             8.1.2 CONFIDENTIALITY. If the transactions contemplated hereby are not consummated, Buyer will treat as confidential and will not use or disclose to third parties any information concerning Seller, OKFC or the Bank obtained by Buyer hereunder (and will promptly return copies thereof or destroy them and certify to their destruction), except that this restriction shall not apply to any such information which is or comes into the public domain (other than through the negligence of Buyer), was in the possession of Buyer prior to the negotiations with Seller and OKFC relating to this Agreement, comes into the public domain as part of the normal process of the transaction, or at any time comes into the possession of Buyer from third parties who have the right to disclose such information otherwise than in connection with this Agreement or as may be required to be disclosed by law or otherwise to consummate the transactions provided for herein. This Subsection 8.1.2 shall survive termination of this Agreement.

          8.2 COVENANTS OF SELLER AND OKFC. Seller and OKFC hereby covenant with Buyer that Seller and OKFC will do the following or cause the following to occur:

             8.2.1 ACCESS AND INFORMATION IN GENERAL. Seller and the Bank have made available to Buyer and its agents, and they have inspected and examined, certain of the Bank's books, records and regulatory information. Seller shall afford to Buyer and its representatives full access during normal business hours to the offices, assets, premises, properties and books and records (including those relating to loans, deposits and investments), personnel and financial, legal and accounting agents of the Bank from the date hereof through the Closing Date in order that Buyer may have full opportunity to make such further investigation as it desires of the affairs of the Bank and to provide for an orderly transition in the operation and ownership thereof. In addition, Seller shall provide Buyer with such access and information as is necessary for Buyer to have prepared such audited and other statements as are required by the Securities and Exchange Commission ("SEC") in order to make timely filings with the SEC, including without limitation a Report on Form 8-K.

             8.2.2 REGULATORY RECORDS. From the date hereof through and including the Closing Date, OKFC and Seller shall consent to or cause the Bank to consent to Buyer's examination and/or inquiry concerning the Bank of the state and federal regulatory authorities having jurisdiction over the Bank as Buyer deems necessary, and, to the extent permitted by such regulatory authorities, OKFC and Seller shall consent to or cause the Bank to consent to Buyer's being provided with or otherwise given access to, all reports concerning the Bank prepared by any employee of a regulatory authority. Seller and OKFC shall, and shall cause the Bank to, use their best efforts to assist Buyer in securing any necessary permission of regulatory authorities referred to in this Subsection 8.2.2.

             8.2.3 TITLE COMMITMENT; SURVEY. (a) No later than thirty (30) days after the date of delivery of this Agreement, Seller shall obtain, at Seller's expense, and deliver to Buyer, the following:

                (i) An owner's policy title commitment (the "Title Commitment") with respect to the real estate owned by the Bank and used for its building and parking lots (the "Real Estate"). The Title Commitment shall: be from Chicago Title Insurance Company or other title insurance company authorized to do business in Illinois and satisfactory to Buyer; have an effective date as close as feasible to the date of delivery of such Title Commitment; commit the issuer to issue to the Bank on the Closing Date an American Land Title Association (ALTA) Form B title insurance policy having an effective date as of the Closing Date in the amount allocated to the Real Estate pursuant to, and with the endorsements listed on, Exhibit E (the "Title Policy"); and show title vested in the Bank and free of all liens or encumbrances except Permitted Exceptions, as defined in Subsection 16.8 hereof.

                (ii) A survey (the "Survey") with respect to the Real Estate, dated on or after the date of the Title Commitment. The Survey shall be an ALTA/ACSM 1988 Class A Survey, including Table 3 requirements 1 through 12, showing no survey defects other than Permitted Exceptions.

             (b) If the Title Commitment or the Survey discloses title exceptions other than Permitted Exceptions, Seller shall have ten (10) days from the date of delivery thereof to have such exceptions cleared and removed from the Title Commitment, or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions by an endorsement in form and substance satisfactory to Buyer, in Buyer's sole discretion. If the exceptions are not removed or endorsement over the exceptions is not obtained, Buyer may terminate this Agreement upon notice to Seller within fifteen (15) days after the expiration of the 10-day cure period, or may elect to take title notwithstanding the exceptions.

             8.2.4 INSURANCE. Seller shall, and shall cause the Bank to, cooperate with Buyer in supplying Buyer with such necessary information and executed documents as Buyer shall require in making application for insurance policies relating to the Bank.

             8.2.5 SUPPLEMENTS TO DISCLOSURE SCHEDULE. From time to time prior to the Closing Date, Seller and OKFC shall promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of Seller and OKFC which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Seller and OKFC contained in this Agreement in order to determine the fulfillment of the condition set forth in Subsection 12.1, the Disclosure Schedule delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement.

             8.2.6 INFORMATION FOR REGULATORY APPLICATION(S). Seller and OKFC shall expeditiously provide Buyer with all information concerning Seller, OKFC and the Bank necessary for Buyer to complete its regulatory application required for consummation of the transaction provided for herein, and Seller and OKFC jointly and severally represent and warrant to Buyer that all such information shall be true and complete in all material respects. Such representation and warranty shall be true on the date hereof, on the Pre-Closing Date and on the Closing Date as if remade on such dates and shall survive the Closing as provided in Subsection 16.3.

             8.2.7 SOLICITATION OF EMPLOYEES. Except with the written consent of Buyer, for two (2) years following the Closing Date, neither Seller nor any Affiliate will hire any current officers of the Bank or solicit employees of the Bank as prospective officers or employees of Seller or any Affiliate while any such employee is in the employ of the Bank, Buyer or any subsidiary of Buyer; provided, that such prohibition shall not extend to general advertising by Seller or any Affiliate in publications of general circulation.

             8.2.8 CONFIDENTIALITY. If the transactions contemplated hereby are not consummated, Seller and OKFC will treat as confidential and will not use or disclose to third parties any information concerning Buyer obtained by Seller and/or OKFC hereunder (and will promptly return copies thereof or destroy them and certify to their destruction), except that this restriction shall not apply to any such information which is or comes into the public domain (other than through the negligence of Seller or OKFC), was in the possession of Seller and/or OKFC prior to the negotiations with Buyer relating to this Agreement, comes into the public domain as part of the normal process of the transaction, or at any time comes into the possession of Seller and/or OKFC from third parties who have the right to disclose such information otherwise than in connection with this Agreement or as may be required to be disclosed by law or otherwise to consummate the transactions provided for herein. This Subsection 8.2.8 shall survive termination of this Agreement.

             8.2.9 TAX INFORMATION. At least ten (10) days prior to the Closing Date, Seller and OKFC shall provide Buyer with copies of: (i) all details supporting the Bank's deferred tax inventory items as of December 31, 1994; and (ii) such of the Bank's prior year separate company tax returns as Buyer shall have requested. The parties acknowledge that, to the extent permitted by Illinois law: all Illinois net loss deductions available to the Bank will be claimed on OKFC's 1994 and/or 1995 Unitary Illinois income tax return and, notwithstanding any tax allocation policy, the tax benefit related to such losses will be retained by Seller or its successor. As a result, no amount has been or will be recorded on the Bank's financial statements to reflect such Illinois net loss deductions. Notwithstanding the foregoing, to the extent that any or all such losses and/or benefits are not utilized by Seller and/or OKFC or are disallowed, Seller shall promptly give notice to Buyer, specifying the amount of such losses and/or benefits disallowed and/or not utilized. The Bank and its successors may utilize the losses and/or benefits which were disallowed or were not utilized by Seller and/or OKFC.

             8.2.10 TAX RESERVES. Seller believes that the Bank's reserves for current and deferred taxes as of December 31, 1994, May 31, 1995 and August 31, 1995 are adequate based on Seller's knowledge of the Bank's current and deferred tax requirements as of those dates. However, Seller has not calculated or reconciled the details comprising the deferred tax requirements for fixed assets and discount accretion to the estimated amounts indicated in the schedule titled "Edgemark-Lockport Federal Deferred Inventory at 06-30-95" which is included in the Disclosure Schedule. Therefore, Seller cannot be certain that such deferred tax requirements are accurate. The aggregate deferred tax liability for fixed assets and discount accretion as of December 31, 1994 is estimated to be $101,450 (pre-tax requirement of $289,858 multiplied by 35%). Prior to Closing, Seller and Buyer together shall calculate such requirements and deferred taxes at an assumed tax rate of 35%. If the calculated amount of deferred taxes for fixed assets and discount accretion as of December 31, 1994, exceeds $101,450, Seller shall remit the difference to the Bank prior to the Closing Date.

          8.3 COVENANTS OF BOTH PARTIES. Seller and OKFC hereby covenant with Buyer, and Buyer hereby covenants with Seller and OKFC, as follows:

             8.3.1 COOPERATION. Each party shall cooperate, use their best efforts, and work with one another, to: (a) take or cause to be taken all actions necessary, proper or advisable to consummate the Acquisition; (b) promote the orderly transfer to Buyer of the Bank Stock and the business of the Bank; (c) obtain the regulatory approvals referred to in this Agreement at the earliest possible date; (d) provide the information necessary to calculate the Bank's 1995 federal and state income tax liabilities through the Closing Date; and (e) no later than 120 days after the Closing (or 90 days after Buyer has provided OKFC with reasonably requested tax information, if later), settle with one another the Bank's actual current federal and state tax liabilities for open tax years subsequent to 1993 through the Closing Date.

             8.3.2 NOTICES. Promptly upon the occurrence of, or promptly upon becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach of any of the representations, warranties and covenants of Buyer on one hand or Seller and/or OKFC on the other or which would prevent Buyer on one hand or Seller and/or OKFC on the other from carrying out any of the agreements contained in this Agreement, Buyer or Seller and OKFC, as appropriate, shall give written notice thereof to the other party and use its best efforts to prevent or promptly remedy the same. Notwithstanding the foregoing, if a party determines that it is too costly to cure a particular breach, then, in lieu of remedying the same, it shall promptly give notice of such fact to the other party and shall allow the other party to terminate the Agreement without liability to the terminating party at any time at or prior to the Closing. In such case, the terminating party's remedies for any such breach shall include all legal and equitable remedies.

             8.3.3 RESPONSIBILITY FOR BENEFITS.

                (a) Seller and OKFC shall be solely responsible and liable for all benefits accruing and claims arising from occurrences or omissions on or prior to the Closing Date under any welfare, fringe, qualified or nonqualified deferred compensation or other benefit plan, program or arrangement (collectively, the "Benefits Plans") maintained by OKFC, Seller or an Affiliate ("OKFC's Plans") for any employee of the Bank, any dependent of such employee or any other related eligible individual (collectively, the "Participants"). Seller and OKFC shall also be responsible for any and all costs, fees, and expenses, including any taxes, excise taxes, and penalties relating to OKFC's Plans, as they are maintained on or prior to the Closing Date for the Participants. Seller and OKFC shall not have any duty or responsibility to continue any of OKFC's Plans for any of the Participants after the Closing Date except to the extent of rights and benefits which accrued on or prior to the Closing Date.

                (b) Buyer shall be solely responsible and liable for all benefits accruing and claims arising from occurrences or omissions after the Closing Date under any Benefits Plans established or maintained by Buyer or Buyer's affiliates ("Buyer's Plans") and for any and all costs, fees and expenses, including any taxes, excise taxes, and penalties, arising after the Closing Date relating to Buyer's Plans, as they are maintained after the Closing Date for the Participants. Immediately following the Closing, Buyer shall offer employees of the Bank who are to be employed by the Bank after the Closing Date basic medical benefit coverage without prior conditions exclusions, effective at the later of their acceptance and the day following the Closing Date.

                (c) Seller and OKFC shall be solely responsible for all rights and responsibilities arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA rights") on or prior to the Closing Date under any of OKFC's Plans, and Buyer shall be solely responsible for any COBRA rights and responsibilities arising under any of Buyer's Plans after the Closing Date.

                (d) Anything contained in this Subsection 8.3.3 to the contrary notwithstanding, in case of any conflict between this Subsection
           8.3.3 and Subsection 6.24 and the indemnifications relating to Subsection 6.24, such Subsection 6.24 and such related indemnifications shall govern.

             8.3.4 EMPLOYEES. Pursuant to Subsection 4.2.9, Seller, OKFC and the Bank are to deliver the executed resignations of such officers and directors of the Bank as Buyer shall have requested at least 30 days prior to the Closing Date. For those individuals for whom Buyer has so requested resignations, Seller and OKFC shall, at their expense, provide Seller's and OKFC's customary severance packages, which packages shall include full releases by such individuals of the Bank, Buyer and Buyer's affiliates.

             8.3.5 FURTHER ASSURANCES. Seller, OKFC and Buyer shall on the Pre-Closing Date, the Closing Date and from time to time thereafter, upon the request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney, assurances and instruments as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer ownership of the shares of Bank Stock to be acquired by Buyer pursuant to this Agreement and to Seller the cash to be paid pursuant to this Agreement. The agreements of Seller, OKFC and Buyer in this Section 8 shall survive the Closing.

     9. INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and OKFC, their respective successors and assigns against and in respect of: (a) any and all liabilities, losses, damages or deficiencies arising out of or resulting from any and all: (i) breaches of warranty, covenant, agreement or undertaking on the part of Buyer in this Agreement, while such warranties, covenants, agreements or undertakings remain in effect pursuant to Subsection 16.3; (ii) failures by Buyer to perform or otherwise fulfill any undertaking or other agreement or obligation to be performed or fulfilled by it under this Agreement; and (iii) acts or other events at or with respect to the Bank which occurred after the Closing Date and which are not covered under the insurance of OKFC, Seller or the Bank; and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing or such indemnifications. The foregoing indemnifications shall survive the Closing hereunder.

     10. INDEMNIFICATION BY SELLER AND OKFC.

          10.1 Seller and OKFC jointly and severally shall indemnify and hold harmless Buyer, its successors and assigns against and in respect of: (a) any and all liabilities, losses, damages or deficiencies arising out of or resulting from any and all: (i) breaches of warranty, covenant, agreement or undertaking on the part of Seller and/or OKFC in this Agreement, while such warranties, covenants, agreements or undertakings remain in effect pursuant to Subsection 16.3; (ii) failures by Seller and/or OKFC to perform or otherwise fulfill any undertaking or other agreement or obligation to be performed or fulfilled by either or both of them under this Agreement; and
     (iii) acts or other events at or with respect to the Bank which occurred on or prior to the Closing Date and which are not covered under the insurance of Buyer; and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing or such indemnifications. The foregoing indemnifications shall survive the Closing hereunder.

          10.2 Seller and OKFC have made Buyer aware of: (i) the litigation entitled "Jill May v. Old Kent Bank and Trust Company, a Michigan banking corporation and Defendant A: Whether singular or plural, all other entities engaging in the same or similar practices of the named defendants herein," believed to be designated Civil Action No. 95-2697-CK, in the Circuit Court for the County of Kent, Michigan, dated February 24, 1995 (the "May Litigation"), which may include the Bank; and (ii) the dispute and possible or pending litigation regarding the disposition of certain real estate held in the Bank's land trust, believed to be designated No. 72-11760, for which the beneficiaries appear to be Schultz, Welsh and Dollmeyer, and the land trust itself, described in the Disclosure Schedule (the "Land Trust Matter"). Regardless of whether such indemnifications are otherwise covered pursuant to 10.1 above, Seller and OKFC jointly and severally shall indemnify and hold harmless Buyer, the Bank, and their respective successors and assigns against and in respect of: (a) any and all liabilities, losses, damages or deficiencies arising out of or resulting from the May Litigation and any and all litigation arising with respect thereto; (b) any and all liabilities, losses, damages or deficiencies arising out of or resulting from the Land Trust Matter and any and all litigation arising with respect thereto; and (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing or such indemnifications. The foregoing indemnifications shall survive the Closing hereunder.

     11. CONDITIONS TO OBLIGATIONS OF PARTIES. The several obligations of Seller, OKFC and Buyer hereunder are subject to the satisfaction of the following conditions prior to or at the Closing:

          11.1 No action, proceeding or order by or before any court or other governmental body or regulatory authority shall have been instituted or issued, and not dismissed or reversed with prejudice, to restrain, prohibit or invalidate the transactions contemplated herein.

          11.2 All consents, approvals and permits necessary for the acquisition by Buyer of all of the shares of Bank Stock to be acquired hereunder, including, without limitation, approval of the transactions provided for in this Agreement by the Federal Reserve shall have been obtained and shall contain only those conditions which are reasonably satisfactory to Buyer, and all regulatory or statutorily mandated waiting periods during which the transactions contemplated hereby may not take place shall have expired.

     12. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to satisfaction of all of the following conditions prior to or at the Closing, any of which may be waived by Buyer:

          12.1 The representations and warranties of Seller and OKFC set forth or referred to in this Agreement shall have been true and correct in all material respects on the date of this Agreement, on the Pre-Closing Date and on the Closing Date with the same effect as though all of such representations and warranties had been remade on and as of the Pre-Closing Date and the Closing Date.

          12.2 Seller and OKFC shall have performed and kept in all material respects all the covenants, agreements and commitments to be performed and kept by either of them hereunder on or prior to the Pre-Closing Date and/or the Closing Date and shall have tendered or delivered all items required to be delivered pursuant to this Agreement.

          12.3 There shall not have been any material adverse change or disruption in the financial condition or operations of the Bank from the Interim Date. For this purpose, the sale of the Bank's indirect auto loan portfolio for cash at book value, less unearned discount, pursuant to Subsection 6.31 shall not be deemed a material adverse change.

          12.4 No action, proceeding or order by or before any court or other governmental body or regulatory authority shall have been instituted, pending, threatened or recommended which might materially adversely affect the right of Buyer to operate and control the business of the Bank on and after the Closing Date; no cease and desist order, notice of warning or order for hearing or similar proceeding or order with respect to the Bank shall have been instituted, threatened or recommended by the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Illinois Commissioner of Banks and Trust Companies; and no condition to the approval of the transactions provided for in this Agreement shall have been imposed by any of such regulators or by the Federal Reserve.

          12.5 There shall not have been filed any lawsuit which could have a material adverse effect on the Bank, unless such lawsuit shall have been dismissed with prejudice.

     13. CONDITIONS TO OBLIGATIONS OF SELLER AND OKFC. The obligations of Seller and OKFC under this Agreement are subject to satisfaction of all of the following conditions prior to or at the Closing, any of which may be waived by Seller or OKFC:

          13.1 The representations and warranties of Buyer set forth or referred to in this Agreement shall have been true and correct in all material respects on the date of this Agreement, on the Pre-Closing Date and on the Closing Date with the same effect as though all of such representations and warranties had been remade on and as of the Pre-Closing Date and the Closing Date.

          13.2 Buyer shall have performed and kept in all material respects all the covenants, agreements and commitments to be performed and kept by it hereunder on or prior to the Pre-Closing Date and/or the Closing Date and shall have tendered or delivered the items required to be delivered by it pursuant to this Agreement.

     14. TERMINATION.

          14.1 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of each of Seller and OKFC on one hand and Buyer on the other hand.

          14.2 TERMINATION BY BUYER OR SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by Seller and OKFC on one hand or Buyer on the other hand:

             14.2.1 At any time on or prior to the Closing Date if the other has, in any material respect, breached any covenant, undertaking, representation or warranty contained herein, and such breach has not been cured by such breaching party by the earlier of 30 days after the date on which notice pursuant to Subsection 14.4 is given to the breaching party or the Closing Date;

             14.2.2 In the event any of the conditions precedent to the obligations of such party specified in Sections 11, 12 or 13, as applicable, of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by such party;

             14.2.3 At any time, if any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority, and the time period for appeals and requests for reconsideration has expired; or

             14.2.4 In the event the acquisition contemplated by this Agreement has not been consummated by 5:00 p.m. Chicago time on June 30, 1996.

          14.3 TERMINATION BY BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by Buyer in the circumstances described in Sections 7 and 8 hereof.

          14.4 NOTICE OF TERMINATION. To exercise the rights to terminate as provided in this Section, the exercising party must advise the other party in writing, which notice shall be effective immediately upon its being delivered as referenced in Section 15 hereof.

     15. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, delivered by reputable overnight courier with delivery confirmed, or if mailed by certified or registered mail, return receipt requested, postage pre-paid:

        15.1 If to Buyer, to:                        with a copy to:

             Richard T. Wojcik                       Law Offices of
             Chairman and CEO                        Joel S. Corwin
             Heritage Financial Services             150 South Wacker Drive
             12015 South Western Ave.                Suite 500
             Blue Island, Illinois 60406             Chicago, Illinois 60606

        15.2 If to Seller or OKFC, to:               with a copy to:

             James H. Walters                        Warner, Norcross & Judd
             Senior Vice President                   Attention: Shane B. Hansen
             Old Kent Financial Corporation          900 Old Kent Building
             One Vandenberg Center                   111 Lyon Street, N.W.
             Grand Rapids, MI 49503                  Grand Rapids, MI 49503

          15.3 Any party hereto may change the address at which such party is to receive notice hereunder by written notice to the other parties.

     16. MISCELLANEOUS.

          16.1 EXPENSES. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

          16.2 CERTIFICATES. All statements contained in any certificate delivered by or on behalf of Seller, OKFC or Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the certificate hereunder. Each such certificate shall be executed on behalf of the party delivering the certificate by duly authorized officers of such party.

          16.3 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The respective covenants, representations and warranties of Seller and OKFC contained or referred to in Subsections 6.4 and 6.8, and, as they relate to the foregoing, the indemnifications contained in Subsection 10.1, as well as the indemnifications contained in Subsection 10.2, of this Agreement shall survive the Closing without limit in time. The remaining respective covenants, representations and warranties (and the related indemnifications) of Seller, OKFC and Buyer contained or referred to in this Agreement shall survive the Closing for two (2) years.

          16.4 WAIVERS. No failure of any party to exercise any power given such party under this Agreement or to insist upon the strict compliance by any other party to obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof.

          16.5 ASSIGNMENT; ENFORCEABILITY.

             16.5.1 This Agreement may not be assigned by any party hereto other than by mutual agreement of the parties; provided, that prior to the Closing, Seller may be merged into OKFC, upon which occurrence all obligations of Seller under this Agreement shall automatically become obligations of OKFC, in addition to OKFC's other obligations under this Agreement which shall also continue in effect.

             16.5.2 All obligations of Seller and/or OKFC to Buyer hereunder shall be enforceable by Buyer against Seller and OKFC, jointly and severally. All obligations of Buyer to Seller or OKFC hereunder shall be enforceable by Seller or OKFC against Buyer.

          16.6 PARTIES IN INTEREST; ASSIGNMENT; AMENDMENT. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns, and no person who is not a party hereto (or a successor or permitted assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and permitted assigns.

          16.7 CAPTIONS. The captions used in this Agreement are for convenience only and are not intended to limit or define the scope or intent of any Section or Subsection.

          16.8 TERMINOLOGY. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Exhibit hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Exhibits):

             16.8.1 the term "person" shall mean any individual, corporation, partnership, association, trust, or other entity, whether business, personal, or otherwise;

             16.8.2 the term "Affiliate" shall mean any person (including, without limitation, natural persons, corporations, partnerships and other entities) directly or indirectly controlling, controlled by or under common control with Seller, including, without limitation, OKFC, the Bank and the officers and directors of any of such entities; and

             16.8.3 the term "Permitted Exceptions" shall mean any or all of the following: (i) those special exceptions (general exceptions being waived), restrictions, easements, rights of way and encumbrances referred to in the Title Commitment to be delivered pursuant to this Agreement which individually and in the aggregate do not materially detract from the value of, or materially interfere with the present or intended use of, the Real Estate and are reasonably acceptable to Buyer; and (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; and (iii) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which are reasonably acceptable to Buyer.

          16.9 PRESS RELEASES. Seller and OKFC on one hand and Buyer on the other shall consult with one another concerning the form and substance of any press release regarding any matters relating to this Agreement. None of the parties hereto shall be prohibited from making any press release which its legal counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law, provided that such party provides reasonable advance notice of such publication to the other parties hereto.

          16.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, all of which are a part hereof, and the Disclosure Schedule which has been separately identified, contain the entire agreement among the parties with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

          16.11 GOVERNING LAW; INVALIDITY. This Agreement shall be construed and enforced, and all questions concerning compliance by any person with its terms shall be determined, under Federal law and the laws of the State of Illinois. If any provision herein contained is held to be invalid by any court of competent jurisdiction as applied to any fact or circumstance, its invalidity shall not affect any other provisions or the same provisions as applied to any other fact or circumstance.

          16.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

HERITAGE FINANCIAL SERVICES, INC.,
an Illinois corporation

By: /s/ Richard T. Wojcik
    ------------------------------
    Richard T. Wojcik
    Chairman and CEO

OLD KENT -- ILLINOIS, INC.
a Delaware corporation

By: /s/ B.P. Sherwood III
    ------------------------------
    B.P. Sherwood III
        President

OLD KENT FINANCIAL CORPORATION,
a Michigan corporation

By: /s/ B.P. Sherwood III
    ------------------------------
    B.P. Sherwood III
      Vice Chairman

                     EXHIBITS TO STOCK PURCHASE AGREEMENT*

  EXHIBIT                                    DESCRIPTION                                  SECTION
-----------   -------------------------------------------------------------------------   -------
Exhibit A     Opinion of Warner Norcross & Judd LLP                                        4.2.4
Exhibit B     Covenants Not to Compete                                                     4.2.7
Exhibit C     Opinion of Joel S. Corwin                                                    4.3.4
Exhibit D     Real Estate Owned by the Bank                                                  6.8
Exhibit E     Title Policy Matters                                                         8.2.3

-------------------------
* Pursuant to Regulation S-K Item 601(b)(2), the exhibits listed on this page have been omitted from the filing of the Stock Purchase Agreement with the Securities and Exchange Commission ("Commission"). The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission on request.